Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-164099, 333-173825, 333-179980 and 333-188663), and Form S-8 (File No. 333-166257 and 333-179220) relating to the Lucas Energy, Inc. 2010 Long Term Incentive Plan and 2012 Stock Incentive Plan, respectively, of our report dated June 28, 2013, relating to the financial statements of Lucas Energy, Inc. that appear in the Annual Report on Form 10-K of Lucas Energy, Inc. for the years ended March 31, 2013 and 2012.

/s/ Hein & Associates LLP

Hein & Associates LLP
HOUSTON, TEXAS
June 28, 2013